Exhibit 99.1
CONCHO RESOURCES INC. REPORTS FIRST QUARTER 2011
FINANCIAL AND OPERATING RESULTS AND PROVIDES 2011 CAPITAL UPDATE
MIDLAND, Texas, May 4, 2011 (Business Wire) — Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three months ended March 31, 2011. Highlights for the three months ended March 31, 2011 include:
•	Production of 5.2 million barrels of oil equivalents (“MMBoe”) for the first quarter of 2011, a 63% increase over the first quarter of 2010 and a 5% increase over the fourth quarter of 2010

•	Net income of $42.6 million, or $0.42 per diluted share, for the first quarter of 2011, as compared to net income of $67.5 million, or $0.75 per diluted share in the first quarter of 2010

•	Adjusted net income (non-GAAP) of $81.3 million, or $0.79 per diluted share, for the first quarter of 2011, as compared to $52.9 million, or $0.59 per diluted share, for the first quarter of 2010[1]

•	EBITDAX[2] (non-GAAP) of $259.5 million for the first quarter of 2011, an increase of 69% over the first quarter of 2010

1Adjusted net income (non-GAAP) is comparable to securities analyst estimates. For an explanation of how we calculate adjusted net income (non-GAAP) and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.
2For an explanation of how we calculate and use EBITDAX (non-GAAP) and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.
First Quarter 2011 Financial Results
Production from continuing and discontinued operations for the first quarter of 2011 totaled 5.2 MMBoe (3.2 million barrels of oil (“MMBbls”) and 12.0 billion cubic feet of natural gas (“Bcf”)), an increase of 63% as compared to 3.2 MMBoe (2.2 MMBbls and 6.2 Bcf) produced in the first quarter of 2010. The increase in production is primarily associated with the Marbob acquisition, which closed in the fourth quarter of 2010, and the Company’s ongoing drilling program, and was partially offset by an estimated 350 to 400 Mboe of production curtailed due to weather in the first quarter of 2011.
Timothy A. Leach, Concho’s Chairman, CEO and President commented, “Through the first three months of the year, our business performed well primarily due to the strength of our team and the quality of our core assets on the New Mexico Shelf, Texas Permian and Delaware Basin. Despite extreme cold temperatures that shut-in production across the Permian Basin, we are still on track to accomplish our goals for 2011. I am also pleased with the result of our Bakken asset divestiture, the success of which enabled us to redeploy a portion of those proceeds into our core assets through leasehold acquisitions and the purchase of additional operated interests in the Wolfberry. For the remainder of the year, we will continue to pursue strategic acquisitions within our core areas of the Permian Basin and reinvest our cash flow into our deep inventory of high rate of return drilling projects.”
For the first quarter of 2011, the Company reported net income of $42.6 million, or $0.42 per diluted share, as compared to net income of $67.5 million, or $0.75 per diluted share, for the first quarter of 2010. The Company’s first quarter 2011 results were impacted by several non-cash items including: (1) a $204.8 million mark-to-market loss on commodity and interest rate derivatives, (2) $0.1 million of leasehold abandonments and (3) a $142.0 million gain on the sale of the Company’s Bakken assets. Excluding these items and their tax effects, the first quarter 2011 adjusted net income was $81.3 million, or $0.79 per diluted share. Excluding these similar items and an impairment of long-lived assets from continuing and discontinued operations recorded in the first quarter of 2010, our adjusted net income (non-GAAP) for the first quarter of 2010 was $52.9 million, or $0.59 per diluted share. For a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please refer to the attached tables.
EBITDAX (defined as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) bad debt expense, (7) unrealized (gain) loss on derivatives not designated as hedges, (8) (gain) loss on sale of assets, net, (9) interest expense, (10) federal and state income taxes, and (11) similar items listed above that are presented in discontinued operations) increased to $259.5 million in the first quarter of 2011, as compared to $153.6 million in the first quarter of 2010. For a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please refer to the attached tables.
Operating revenues from continuing operations for the first quarter of 2011 increased 81% when compared to the first quarter of 2010. This increase is attributable to the 71% increase in production from continuing operations and the 21% increase in the Company’s unhedged realized oil price, offset in part by the 19% decrease in the Company’s unhedged realized natural gas price in the first quarter of 2011 compared to the same period in 2010.
Oil and natural gas production expense from continuing operations for the first quarter of 2011, including taxes, totaled $63.7 million, or $12.47 per Boe, a 12% increase per Boe over the first quarter of 2010. The per Boe increase is due to (1) cost increases in supplies and services, (2) higher production taxes due to increased revenues, (3) a prior period underestimate of costs and (4) the effect of the production interruptions related to weather.
Depreciation, depletion and amortization from continuing operations for the first quarter of 2011 totaled $90.3 million, or $17.69 per Boe, compared to $50.2 million, or $16.81 per Boe, in the first quarter of 2010.
General and administrative expense (“G&A”) from continuing operations for the first quarter of 2011 totaled $21.4 million, or $4.19 per Boe, compared to $13.8 million, or $4.62 per Boe, in the first quarter of 2010. The decrease in per Boe expense in the first quarter of 2011 over the first quarter of 2010 was primarily due to increased production, offset by an increase in absolute G&A costs due to increased staffing across the Company and the addition of employees from the Marbob acquisition.
The Company’s first quarter 2011 cash flow from operating activities (GAAP) was $165.5 million, as compared to $137.2 million in the first quarter of 2010, an increase of 21%. Adjusted cash flow (non-GAAP), which is cash flow from operating activities adjusted for settlements paid on derivatives not designated as hedges, was $137.2 million, as compared to $126.4 million in 2010, an increase of 9%. For a description of the use of adjusted cash flow (non-GAAP) and for a reconciliation of cash flow from operating activities (GAAP) to adjusted cash flow (non-GAAP), please refer to the attached tables.
In the first quarter of 2011, the Company made cash payments for settlements on derivatives contracts not designated as hedges of $28.3 million and the non-cash mark-to-market unrealized loss for the derivatives contracts not designated as hedges was $204.8 million. This is compared to cash payments of $10.8 million on derivatives contracts not designated as hedges and a $26.4 million non-cash mark-to-market unrealized gain on contracts not designated as hedges in the first quarter of 2010. To better understand the impact of the Company’s derivatives positions and their impact on the first quarter statement of operations, please see the “Summary Production and Price Data” and “Derivatives Information” tables at the end of this press release.
Liquidity
In April 2011, the Company amended its credit facility, which increased the Company’s borrowing base to $2.5 billion, an increase of $500 million, and extended maturity by three years to April 2016. Lender commitments under the credit facility remained at $2.0 billion. At March 31, 2011, Concho had approximately $600 million outstanding under the credit facility, leaving approximately $1.4 billion in available liquidity.
Operations
The Company commenced the drilling of or participated in a total of 188 gross wells (155 operated) during the first quarter of 2011, 53 of which had been completed as producers and 135 of which were in progress at March 31, 2011. Currently, the Company is operating 32 drilling rigs, all in the Permian Basin; twelve of these rigs are drilling Yeso wells on the New Mexico Shelf, fourteen are drilling Wolfberry wells in the Texas Permian, five are drilling Bone Spring wells in the Delaware Basin and one rig is drilling Lower Abo wells on the New Mexico Shelf.
New Mexico Shelf
During the first quarter of 2011, the Company drilled 98 wells (83 operated) on its New Mexico Shelf assets, which includes both the Yeso and the Lower Abo, with a 100% success rate on the 49 wells that had been completed by March 31, 2011. In addition, during the first quarter of 2011, the Company completed 41 wells that were drilled prior to the first quarter of 2011.
Texas Permian
During the first quarter of 2011, the Company drilled 59 wells (59 operated) on its Texas Permian assets with a 100% success rate on the one well that had been completed by March 31, 2011. In addition, during the first quarter of 2011, the Company completed 68 wells that were drilled prior to the first quarter of 2011.
Delaware Basin
During the first quarter of 2011, the Company drilled or participated in 23 Bone Spring wells (13 operated) with a 100% success rate on the one well that had been completed by March 31, 2011. In addition, during the first quarter of 2011, the Company completed 19 wells that were drilled prior to the first quarter of 2011. The Company’s net production from the Bone Spring in the first quarter of 2011 averaged approximately 4,000 Boepd.
Bakken Asset Divestiture
In March 2011, the Company closed on its previously announced divestiture of its non-operated Bakken assets for $196 million. Proved reserves associated with the Bakken assets as of December 31, 2010 were approximately 8 MMBoe. First quarter 2011 production associated with the Bakken assets was approximately 1,400 Boepd. Excluding this divested production, first quarter 2011 total Company production would have been approximately 5.1 MMBoe.

Acquisitions
The Company’s expenditures for acquisitions during the first quarter of 2011 totaled approximately $123 million. The largest component of acquisition capital spent during the quarter was related to the acquisition of additional Wolfberry assets. The acquired acreage is located in Upton County, Texas in and around the Company’s existing acreage and will add over 200 identified drilling locations on 40-acre spacing. The remaining expenditures were primarily related to the acquisition of undeveloped leasehold, primarily in its core operating areas.
2011 Capital Update
Concho increased its capital budget for 2011, excluding acquisitions, to approximately $1.35 billion from $1.1 billion, which the Company believes will yield production for 2011 of approximately 22.8 to 23.3 MMBoe, which is above the Company’s initial range of 22.5 to 23.0 MMBoe. The Company intends to monitor both the direction of commodity prices and the costs of goods and services and may adjust its capital budget and resulting estimated production and cash flows, as conditions warrant.
Included in the approximately $245 million capital budget increase, the Company estimates that (1) approximately $75 million is associated with additional drilling in the Delaware Basin, (2) approximately $35 million is associated with incremental Wolfberry drilling on assets acquired during the first quarter of 2011, (3) approximately $35 million is associated with additional leasehold acquisitions, and (4) approximately $100 million is associated with well cost inflation.
Derivative Update
The Company maintains an active hedging program and continued to add to its derivative positions through April 2011. Please refer to the attached tables for more detailed information about the Company’s current derivative positions.
Conference Call Information
The Company will host a conference call on Thursday, May 5, 2011 at 9:00 a.m. Central Time to discuss the first quarter 2011 financial and operating results and 2011 capital update. Interested parties may listen to the conference call via the Company’s website at http://www.conchoresources.com or by dialing (866) 271-0675 (passcode: 95571365). A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 13332602).
About Concho Resources Inc.
Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company’s operations are focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit Concho’s website at www.conchoresources.com.
Forward-Looking Statements and Cautionary Statements
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future financial position, liquidity and capital resources, operations, performance, business strategy, returns, capital expenditure budgets, oil and natural gas reserves, number of identified drilling locations, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, potential financing, levels of production, drilling program, derivative activities, costs and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s most recent Form 10-K filing and risks relating to sustained or further declines in the prices we receive for our oil and natural gas; uncertainties about the estimated quantities of oil and natural gas reserves; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; drilling and operating risks; the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity under our credit facility; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of our operations in the Permian Basin of Southeast New Mexico and West Texas; potential financial losses or earnings reductions from our commodity price risk management program; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; risks and liabilities associated with acquired properties or businesses; uncertainties about our ability to successfully execute our business and financial plans and strategies; uncertainties about our ability to replace reserves and economically develop our current reserves; general economic and business conditions, either internationally or domestically or in the jurisdictions in which we operate; competition in the oil and natural gas industry; uncertainty concerning our assumed or possible future results of operations; our existing indebtedness; and other important factors that could cause actual results to differ materially from those projected.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	March 31,	December 31,
(in thousands, except share and per share data)	2011	2010

Assets
Current assets:
Cash and cash equivalents	$908	$384
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	182,550	136,471
Joint operations and other	149,022	131,912
Related parties	224	169
Derivative instruments	—	6,855
Deferred income taxes	76,957	42,716
Prepaid costs and other	9,603	12,126

Total current assets	419,264	330,633

Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	5,932,936	5,616,249
Accumulated depletion and depreciation	(784,378)	(730,509)

Total oil and natural gas properties, net	5,148,558	4,885,740
Other property and equipment, net	44,978	28,047

Total property and equipment, net	5,193,536	4,913,787

Deferred loan costs, net	49,286	52,828
Intangible asset — operating rights, net	34,586	34,973
Inventory	39,900	28,342
Noncurrent derivative instruments	—	2,233
Other assets	5,899	5,698

Total assets	$5,742,471	$5,368,494

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$5,639	$39,943
Related parties	400	1,197
Other current liabilities:
Bank overdrafts	44,069	12,314
Revenue payable	82,002	57,406
Accrued and prepaid drilling costs	247,001	215,079
Derivative instruments	194,224	97,775
Other current liabilities	115,675	83,275

Total current liabilities	689,010	506,989

Long-term debt	1,655,407	1,668,521
Deferred income taxes	758,229	720,889
Noncurrent derivative instruments	150,956	51,647
Asset retirement obligations and other long-term liabilities	37,058	36,574
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 103,414,948 and 102,842,082 shares issued at March 31, 2011 and December 31, 2010, respectively	103	103
Additional paid-in capital	1,901,349	1,874,649
Retained earnings	553,312	510,737
Treasury stock, at cost; 44,522 and 31,963 shares at March 31, 2011 and December 31, 2010, respectively	(2,953)	(1,615)

Total stockholders’ equity	2,451,811	2,383,874

Total liabilities and stockholders’ equity	$5,742,471	$5,368,494

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2011	2010(a)
Operating revenues:
Oil sales	$282,427	$152,788
Natural gas sales	78,413	46,385

Total operating revenues	360,840	199,173

Operating costs and expenses:
Oil and natural gas production	63,658	33,330
Exploration and abandonments	726	1,109
Depreciation, depletion and amortization	90,288	50,159
Accretion of discount on asset retirement obligations	704	341
Impairments of long-lived assets	—	256
General and administrative (including non-cash stock-based compensation of $4,468 and $2,831 for the three months ended March 31, 2011 and 2010, respectively)	21,392	13,778
Bad debt expense	—	539
(Gain) loss on derivatives not designated as hedges	233,142	(15,573)

Total operating costs and expenses	409,910	83,939

Income (loss) from operations	(49,070)	115,234

Other income (expense):
Interest expense	(29,660)	(11,065)
Other, net	(352)	(73)

Total other expense	(30,012)	(11,138)

Income (loss) from continuing operations before income taxes	(79,082)	104,096
Income tax benefit (expense)	30,469	(38,763)

Income (loss) from continuing operations	(48,613)	65,333
Income from discontinued operations, net of tax	91,188	2,207

Net income	$42,575	$67,540

Basic earnings per share:
Income (loss) from continuing operations	$(0.48)	$0.74
Income from discontinued operations, net of tax	0.90	0.02

Net income per share	$0.42	$0.76

Weighted average shares used in basic earnings per share	102,242	88,831

Diluted earnings per share:
Income (loss) from continuing operations	$(0.48)	$0.72
Income from discontinued operations, net of tax	0.90	0.03

Net income per share	$0.42	$0.75

Weighted average shares used in diluted earnings per share	102,242	90,130

(a)	Retrospectively adjusted for presentation of discontinued operations.

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Three Months Ended
	March 31,
(in thousands)	2011	2010(a)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$42,575	$67,540
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	90,288	50,159
Impairments of long-lived assets	—	256
Accretion of discount on asset retirement obligations	704	341
Exploration and abandonments, including dry holes	138	441
Non-cash compensation expense	4,468	2,831
Bad debt expense	—	539
Deferred income taxes	(37,576)	28,177
(Gain) loss on sale of assets	24	(17)
(Gain) loss on derivatives not designated as hedges	233,142	(15,573)
Discontinued operations	(82,118)	5,945
Other non-cash items	3,435	1,140
Changes in operating assets and liabilities:
Accounts receivable	(64,737)	(15,963)
Prepaid costs and other	501	5,372
Inventory	(11,558)	(3,508)
Accounts payable	(35,101)	(9,752)
Revenue payable	24,596	8,100
Other current liabilities	(3,296)	11,199

Net cash provided by operating activities	165,485	137,227

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(259,022)	(113,722)
Acquisition of oil and natural gas properties	(95,172)	(10,356)
Additions to other property and equipment	(18,333)	(1,168)
Proceeds from the sale of assets	196,213	790
Settlements paid on derivatives not designated as hedges	(28,296)	(10,840)

Net cash used in investing activities	(204,610)	(135,296)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	516,000	109,500
Payments of long-term debt	(529,000)	(329,500)
Net proceeds from issuance of common stock	—	219,461
Exercise of stock options	5,189	2,498
Excess tax benefit related to stock-based compensation	17,043	3,498
Purchase of treasury stock	(1,338)	(219)
Bank overdrafts	31,755	(3,415)

Net cash provided by financing activities	39,649	1,823

Net increase in cash and cash equivalents	524	3,754
Cash and cash equivalents at beginning of period	384	3,234

Cash and cash equivalents at end of period	$908	$6,988

SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $73 and $18 capitalized interest	$10,322	$3,729
Cash paid for income taxes	$5,608	$9,808

(a)	Retrospectively adjusted for presentation of discontinued operations.

Concho Resources Inc.
Summary Production and Price Data
Unaudited
The following table sets forth summary information from our continuing and discontinued operations concerning our production and operating data for the periods indicated:

	Three Months Ended
	March 31,
	2011	2010

Production and operating data:
Net production volumes:
Oil (MBbl)	3,227	2,170
Natural gas (MMcf)	12,007	6,241
Total (MBoe)	5,228	3,210

Average daily production volumes:
Oil (Bbl)	35,856	24,111
Natural gas (Mcf)	133,411	69,344
Total (Boe)	58,091	35,669

Average prices:
Oil, without derivatives (Bbl)	$90.45	$74.99
Oil, with derivatives (Bbl) (a)	$80.46	$70.32
Natural gas, without derivatives (Mcf)	$6.54	$7.90
Natural gas, with derivatives (Mcf) (a)	$6.96	$7.98
Total, without derivatives (Boe)	$70.84	$66.04
Total, with derivatives (Boe) (a)	$65.66	$63.04

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$6.60	$5.84
Oil and natural gas taxes	$5.89	$5.59
Depreciation, depletion and amortization	$17.67	$16.77
General and administrative	$4.09	$4.22

(a)	Includes the cash payments/receipts from commodity derivatives not designated as hedges and reported in operating costs and expenses. The following table reflects the amounts of cash payments/receipts from commodity derivatives not designated as hedges that were included in computing average prices with derivatives and reconciles to the amount in gain (loss) on derivatives not designated as hedges as reported in the statements of operations:

	Three Months Ended
	March 31,
(in thousands)	2011	2010

Gain (loss) on derivatives not designated as hedges:
Cash payments on oil derivatives	$(32,230)	$(10,133)
Cash receipts from natural gas derivatives	5,129	506
Cash payments on interest rate derivatives	(1,195)	(1,213)
Unrealized mark-to-market gain (loss) on commodity and interest rate derivatives	(204,846)	26,413

Gain (loss) on derivatives not designated as hedges	$(233,142)	$15,573

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash payments on/receipts from commodity derivatives that are presented in gain (loss) on derivatives not designated as hedges in the statements of operations. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

The following table sets forth summary information from our continuing operations concerning production and operating data for the periods indicated:

	Three Months Ended
	March 31,
	2011	2010

Production and operating data:
Net production volumes:
Oil (MBbl)	3,110	2,030
Natural gas (MMcf)	11,970	5,717
Total (MBoe)	5,105	2,983

Average daily production volumes:
Oil (Bbl)	34,556	22,556
Natural gas (Mcf)	133,000	63,522
Total (Boe)	56,722	33,143

Average prices:
Oil, without derivatives (Bbl)	$90.81	$75.27
Oil, with derivatives (Bbl) (a)	$80.45	$70.27
Natural gas, without derivatives (Mcf)	$6.55	$8.11
Natural gas, with derivatives (Mcf) (a)	$6.98	$8.20
Total, without derivatives (Boe)	$70.68	$66.77
Total, with derivatives (Boe) (a)	$65.37	$63.54

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$6.67	$5.56
Oil and natural gas taxes	$5.80	$5.61
Depreciation, depletion and amortization	$17.69	$16.81
General and administrative	$4.19	$4.62

(a)	Includes the cash payments/receipts from commodity derivatives not designated as hedges and reported in operating costs and expenses. The following table reflects the amounts of cash payments/receipts from commodity derivatives not designated as hedges that were included in computing average prices with derivatives and reconciles to the amount in gain (loss) on derivatives not designated as hedges as reported in the statements of operations:

	Three Months Ended
	March 31,
(in thousands)	2011	2010

Gain (loss) on derivatives not designated as hedges:
Cash payments on oil derivatives	$(32,230)	$(10,133)
Cash receipts from natural gas derivatives	5,129	506
Cash payments on interest rate derivatives	(1,195)	(1,213)
Unrealized mark-to-market gain (loss) on commodity and interest rate derivatives	(204,846)	26,413

Gain (loss) on derivatives not designated as hedges	$(233,142)	$15,573

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash payments on/receipts from commodity derivatives that are presented in gain (loss) on derivatives not designated as hedges in the statements of operations. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources, Inc.
Supplemental Non-GAAP Financial Measures
Unaudited
EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principle (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.
We define EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) bad debt expense, (7) unrealized (gain) loss on derivatives not designated as hedges, (8) (gain) loss on sale of assets, (9) interest expense, (10) federal and state income taxes, and (11) similar items listed above that are presented in discontinued operations. EBITDAX is not a measure of net income or cash flow as determined by GAAP.
Our EBITDAX (which includes continuing and discontinued operations) measure provides additional information which may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.
The following table provides a reconciliation of net income to EBITDAX:

	Three Months Ended
	March 31,
(in thousands)	2011	2010

Net income	$42,575	$67,540
Exploration and abandonments	726	1,109
Depreciation, depletion and amortization	90,288	50,159
Accretion of discount on asset retirement obligations	704	341
Impairments of long-lived assets	—	256
Non-cash stock-based compensation	4,468	2,831
Bad debt expense	—	539
Unrealized (gain) loss on derivatives not designated as hedges	204,846	(26,413)
(Gain) loss on sale of assets, net	24	(17)
Interest expense	29,660	11,065
Income tax expense (benefit)	(30,469)	38,763
Discontinued operations	(83,306)	7,470

EBITDAX	$259,516	$153,643

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings and cash flow from operating activities to match realizations to production settlement months and make other adjustments to exclude certain non-cash items. The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP):

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2011	2010

Net income — as reported	$42,575	$67,540

Adjustments for certain non-cash items:
Unrealized mark-to-market (gain) loss on commodity and interest rate derivatives	204,846	(26,413)
Impairments of long-lived assets	—	256
Leasehold abandonments	126	409
Discontinued operations:
Impairments of long-lived assets	—	2,364
Gain on sale of assets	(141,950)	—
Tax impact (a)	(24,263)	8,699

Adjusted net income	$81,334	$52,855

Adjusted basic earnings per share:
Adjusted net income per share	$0.80	$0.60
Weighted average shares used in adjusted basic earnings per share	102,242	88,831
Adjusted diluted earnings per share:
Adjusted net income per share	$0.79	$0.59
Weighted average shares used in adjusted diluted earnings per share	103,499	90,130

(a)	The tax impact is computed utilizing the Company’s statutory effective federal and state income tax rates. The income tax rates for the three months ended March 31, 2011 and 2010 were approximately 38.5% and 37.2%, respectively.
The following table provides a reconciliation of cash flow from operating activities (GAAP) to adjusted cash flow (non-GAAP):

	Three Months Ended
	March 31,
(in thousands)	2011	2010

Cash flows from operating activities (a)	$165,485	$137,227
Settlements paid on derivatives not designated as hedges (b)	(28,296)	(10,840)

Adjusted cash flows	$137,189	$126,387

(a)	Cash flows from operating activities includes reductions of $89.6 million and $4.6 million for the three months ended March 31, 2011 and 2010, respectively, associated with changes in working capital items. Changes in working capital items adjusts for the timing of receipts and payments of actual cash.

(b)	Amounts are presented in cash flows from investing activities for GAAP purposes.

Concho Resources Inc.
Costs Incurred
Unaudited
The following table provides the costs incurred for the three a months ended March 31, 2011 and 2010:
Costs incurred for oil and natural gas producing activities (a)

	Three Months Ended
	March 31,
(in thousands)	2011	2010
Property acquisition costs:
Proved	$65,918	$9,842
Unproved	57,208	5,356
Exploration	90,566	25,499
Development	193,717	111,706

Total costs incurred for oil and natural gas properties	$407,409	$152,403

(a)	The costs incurred for oil and natural gas producing activities includes the following amounts of asset retirement obligations:

	Three Months Ended
	March 31,
(in thousands)	2011	2010

Proved property acquisition costs	$148	$—
Exploration costs	320	68
Development costs	(5)	(2,200)

Total	$463	$(2,132)

Concho Resources Inc.
Derivatives Information at May 4, 2011
Unaudited
The table below provides the volumes and related data associated with our oil and natural gas derivatives at May 4, 2011.

	2011
	Second		Fourth
	Quarter	Third Quarter	Quarter	Total	2012	2013	2014	2015
Oil Swaps
Volume (Bbl)	3,048,436	2,855,436	2,598,436	8,502,308	8,857,000	3,480,000	1,248,000	600,000
NYMEX price (Bbl) (a)	$86.42	$87.09	$86.60	$86.70	$93.16	$93.13	$83.94	$84.50

Natural Gas Swaps
Volume (MMBtu)	3,069,000	3,069,000	3,069,000	9,207,000	300,000	—	—	—
NYMEX price (MMBtu) (b)	$6.62	$6.62	$6.62	$6.62	$6.54	—	—	—

Natural Gas Basis Swaps
Volume (MMBtu)	1,800,000	1,800,000	1,800,000	5,400,000	—	—	—	—
Price differential ($/MMBtu) (c)	$0.76	$0.76	$0.76	$0.76	—	—	—	—

Interest Rate Swap
Notional Amount	$300,000,000	$300,000,000	$300,000,000	$300,000,000	$300,000,000	—	—	—
Annual Rate (d)	1.90%	1.90%	1.90%	1.90%	1.90%	—	—	—

(a)	The index prices for the oil contracts are based on the NYMEX-West Texas Intermediate monthly average futures price.

(b)	The index prices for the natural gas contracts are based on the NYMEX-Henry Hub last trading day of the month futures price.

(c)	The basis differential between the El Paso Permian delivery point and NYMEX-Henry Hub delivery point.

(d)	The index rate is based on the one-month LIBOR. Interest rate swap contracts terminate in May 2012.
Contact:
Concho Resources Inc.
Price Moncrief (432) 683-7443
Director of Corporate Development